EXHIBIT 5.1

April 26, 2024

Bank of Hawaii Corporation

130 Merchant Street

Honolulu, Hawaii 96813

Ladies and Gentlemen:

We have acted as special counsel to Bank Of Hawaii Corporation, a Delaware corporation (the “Corporation”) in connection with its Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the proposed offering of up to 2,270,800 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”) of the Corporation issuable pursuant to the Corporation’s 2024 Stock and Incentive Plan (the “Plan”), which replaced the Corporation’s 2014 Stock and Incentive Plan (the “Prior Plan”), comprising of (a) 625,000 new shares of Common Stock issuable pursuant to the Plan (b) 1,078,698 of Common Stock reserved, but unissued under the Corporation’s Prior Plan that are now issuable pursuant to the Plan, and (c) up to 567,102 shares of Common Stock underlying outstanding awards granted under Prior Plan, which if cancelled, forfeited, or terminated for any reason prior to exercise, delivery, or becoming vested in full, would otherwise have been returned to the share reserve under the Prior Plan, but which instead will now be available for future grant pursuant to the Plan. For the avoidance of doubt, the term “Shares” as it related part (c) above shall only include those shares of Common Stock underlying outstanding awards granted under Prior Plan that are cancelled, forfeited, or terminated prior to exercise, delivery, or becoming vested in full, and that have been returned to the share reserve in accordance with the Prior Plan.

For purposes of this opinion letter, we have examined (i) the Corporation’s Certificate of Incorporation, as amended and as certified to us by an officer of the Corporation; (ii) the Corporation’s Amended and Restated Bylaws as certified to us by an officer of the Corporation; (iii) the Registration Statement and the exhibits thereto; (iv) the Plan as certified to us by an officer of the Corporation; and (v) such other corporate records, written consents, certificates, and other instruments as, in our opinion, are necessary or appropriate in connection with expressing the opinions set forth below.

In our examination of the aforesaid documents and in rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that: (i) all documents submitted to us as originals are authentic and complete; (ii) all documents submitted to us as copies (including .pdfs) conform to authentic, complete originals; (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof; (iv) all signatures on all documents that we reviewed are genuine; (v) all natural persons executing documents had and have the legal capacity to do so; (vi) all statements in certificates of public officials and the officers of the Corporation that we reviewed were and are accurate; and (vii) all representations made by the Corporation as to matters of fact in the documents that we reviewed were and are accurate. We have also assumed that any certificates or instruments representing the

Shares, including the applicable award agreements, when issued, will be executed by the Corporation and by officers of the Corporation duly authorized to do so, and that the terms of the applicable award agreements will be consistent with the forms of agreement approved by the Board. In rendering our opinion, we have also relied upon a Certificate of Good Standing dated April 24, 2024, issued by the Delaware Secretary of State with respect to the Corporation and representations and certifications made to us by the Corporation, including without limitation representations in an Officer’s Certificate addressed to us of even date herewith that, as of the date of this letter, the Corporation has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under any other outstanding securities or plans of the Corporation, to enable the Corporation to issue and deliver all of the Shares. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the general corporation law of the State of Delaware. We do not express any opinion herein concerning any law other than the corporate laws of the State of Delaware. With respect to the general corporation laws of the State of Delaware, we have relied exclusively on the latest standard compilations of such laws as reproduced in commonly accepted unofficial publications available to us. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

Based upon, subject to, and limited by the foregoing, we are of the opinion that following (i) the effectiveness of the Registration Statement, (ii) the issuance of Shares pursuant to the terms of the Plan and applicable award agreement, (iii) receipt by the Corporation of the consideration for the Shares specified in the Plan and the applicable resolutions of the Board of Directors of the Corporation (or a duly authorized committee of the Board of Directors of the Corporation) authorizing the grant and issuance thereof, and (iv) the registration on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid, and nonassessable.

This opinion letter is rendered as of the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention and that may alter, affect, or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any matters beyond the matters expressly set forth herein.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lane Powell PC

Lane Powell PC